Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

            We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated March 5, 1999, except for the subsequent event described in Note 14, as to which the date is April 6, 1999, on our audits of the financial statements and financial statement schedule of Peerless Systems Corporation as of January 31, 1999 and 1998 and for the each of the three years in the period ended January 31, 1999, which reports are included in the 1999 Annual Report on Form 10-K of Peerless Systems Corporation for the year ended January 31, 1999.


PRICEWATERHOUSECOOPERS LLP
Woodland Hills, CA
June 30, 1999